UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2009
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32891 (Commission File Number)	20-3552316 (IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, NC (Address of principal executive offices)	27105 (Zip Code)
Registrant’s telephone number, including area code: (336) 519-8080
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On December 3, 2009, Hanesbrands Inc. (the “Company”) and certain subsidiaries of the Company party thereto entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc., as representative of the several underwriters named therein (collectively, the “Underwriters”) with respect to the offering of the Company’s 8.000% senior notes due 2016 (the “Notes”). The Notes were offered pursuant to a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Company’s registration statement on Form S-3 (Registration Statement No. 333-152733). Pursuant to the Underwriting Agreement, the Underwriters agreed to purchase the Notes, subject to certain conditions, including, among other matters, the Company’s entry into its proposed $1.15 billion new senior secured credit facilities (the “New Senior Secured Credit Facilities”). The Company, among other things, agreed not to, without the prior written consent of J.P. Morgan Securities Inc., issue or sell certain debt securities for 90 days after the date of the Agreement. The Underwriting Agreement also contains customary indemnification rights and obligations of the Company and the Underwriters.
     The Underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of some of the Underwriters act as lenders under the Company’s first lien credit agreement dated September 5, 2006 and its second lien credit agreement dated September 5, 2006, and are expected to act as lenders under the New Senior Secured Credit Facilities. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., will act as administrative agent, collateral agent and lender under the New Senior Secured Credit Facilities and certain of the other Underwriters and/or their affiliates will act as agents and/or lenders under the New Senior Secured Credit Facilities. In addition, HSBC Securities (USA) Inc. and PNC Capital Markets LLC and/or certain of their affiliates act as agents and purchasers under the Company’s Receivables Purchase Agreement dated November 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 9, 2009	HANESBRANDS INC.
	By:	/s/ E. Lee Wyatt Jr.
E. Lee Wyatt Jr.
Executive Vice President, Chief Financial Officer